Computation of Earnings Per Share                                Exhibit (11.0)

General Signal Corporation and Consolidated Subsidiaries
(In millions, except per-share data) Year Ended
December 31,                                                1994         1993        1992
                                                            ----         ----        ----
I.       Earnings (loss) per share of common
stock (used for financial reporting):
Continuing operations                                      $104.1        $98.1       $6.3
Earnings (loss) from discontinued operations                  2.4        (31.5)       6.1
Loss on disposal of discontinued operations                 (25.8)           -          -
Extraordinary charges                                           -         (6.6)      (0.3)
Cumulative effect of accounting changes                         -        (25.3)     (92.4)
                                                            -----        -----     ------
Net Earnings (loss)                                         $80.7        $34.7     $(80.3)
                                                            =====        =====     ======
Average number of common shares outstanding(a)               47.3         45.2       41.8
                                                             ====         ====       ====
Earnings (loss) per average share of common stock:
  Continuing operations                                     $2.20        $2.17      $0.15
  Earnings (loss) from discontinued operations               0.05        (0.70)      0.15
  Loss on disposal of discontinued operations               (0.54)           -          -
  Extraordinary charges                                         -        (0.14)     (0.01)
         Cumulative effect of accounting changes                -        (0.56)     (2.21)
                                                            -----        -----     ------
                                                            $1.71        $0.77     $(1.92)
                                                            =====        =====     ======
II.      Primary earnings per share(b)
 (including common stock equivalents):
Average number of common shares outstanding                  47.3         45.2      41.8
Dilutive effect of outstanding options
  (as determined by application of the treasury
  stock method)                                               0.3          0.3       0.3
                                                              ---          ---       ---
Total shares used in calculation of primary
  earnings per share                                         47.6         45.5       42.1
                                                             ====         ====       ====
Primary earnings (loss) per share:
Continuing operations                                       $2.19        $2.16      $0.15
Earnings (loss) from discontinued operations                 0.05        (0.69)      0.15
Loss on disposal of discontinued operations                 (0.54)           -          -
Extraordinary charges                                           -        (0.15)     (0.01)
Cumulative effect of accounting changes                         -        (0.56)     (2.20)
                                                            -----        -----     ------
                                                            $1.70        $0.76      $(1.91)
                                                            =====        =====      ======
III.     Fully diluted earnings per share(b):
Average number of shares used in calculation of
primary earnings per share above                            47.6          45.5       42.1
Additional dilutive effect of outstanding options
  (as determined by application of the treasury
  stock method)                                                -             -         -
                                                            -----        -----     ------
Total shares used in calculation of fully diluted
  earnings per share                                        47.6          45.5       42.1
                                                            -----        -----     ------
Fully diluted earnings (loss) per share:
  Continuing operations                                    $2.19         $2.16      $0.15
  Earnings (loss) from discontinued operations              0.05         (0.69)      0.15
  Loss on disposal of discontinued operations              (0.54)            -          -
  Extraordinary charges                                        -         (0.15)     (0.01)
  Cumulative effect of accounting changes                      -         (0.56)     (2.20)
                                                           -----         -----     ------
                                                           $1.70         $0.76     $(1.91)
                                                           =====         =====     ======

(a) Excludes common stock equivalents in accordance with provisions of APB Opinion No. 15 because such equivalent shares result in dilution of less than 3%.
(b) This calculation is presented in accordance with Regulation S-K although the effect of the options deemed to be common stock equivalents is antidilutive in 1992.

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